CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated February 26, 2016, relating to the financial statements and financial highlights of Hatteras Long/Short Equity Fund, a series of Trust for Advisor Solutions, for the year ended December 31, 2015, and to the references to our firm under the headings “Independent Registered Public Accounting Firm” and “Experts” in the Proxy Statement/Prospectus.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.
Cleveland, Ohio
September 16, 2016